EXPRESS, INC. REPORTS FIRST QUARTER 2021 RESULTS
Company also provides update on strength of Q2 2021 sales performance;
store sales plus demand has exceeded 2019 levels quarter to date on a comparable basis

•First quarter net sales of $346 million increased 64% compared to 2020 and exceeded the Company's expectations

•Company experienced an inflection point after Easter with Q2 2021 store sales plus demand to date now exceeding 2019 on a comparable basis

•First quarter eCommerce demand increased over 40% compared to 2020, and has accelerated to over 70% in the second quarter of 2021 to date

•First quarter operating cash flow improved $130 million versus 2020

•Company now expects positive operating cash flow for the year beginning in Q2 and positive EBITDA in Q3 and Q4

Columbus, Ohio - June 3, 2021 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the first quarter of 2021. These results, which cover the thirteen weeks ended May 1, 2021, are compared to the thirteen weeks ended May 2, 2020.

"First quarter results exceeded our expectations across all channels and drove a $130 million improvement in our operating cash flow," said Tim Baxter, Chief Executive Officer. "We are well positioned for the post pandemic world, we are on track to achieve our goal of $1.0 billion in eCommerce demand by 2024, and I expect that we will return to positive operating cash flow in the second quarter and positive EBITDA in the third quarter.”

"We experienced an inflection point in our business after Easter as more people were vaccinated and states began lifting restrictions," Baxter continued. "As some people resumed pre-pandemic routines and began attending occasions, we have also seen improved trends in our historically dominant occasion based and wear to work product categories, while continuing our momentum and growth in our ‘new core’ such as denim and Express Essentials. As a result, our store sales plus demand in the second quarter of 2021 to date are exceeding 2019 levels on a comparable basis."

“We have made significant progress against the EXPRESSway Forward strategy we launched early last year, our transformation is well underway, customer response to our product assortment and brand positioning has been very positive, and our performance has begun to reflect the strength of our strategy."

First Quarter 2021 Operating Results

•Consolidated net sales increased 64% to $345.8 million from $210.3 million in the first quarter of 2020, with consolidated comparable sales up 5%.
◦Comparable retail sales, which includes both Express stores and eCommerce, increased 11% compared to the first quarter of 2020.
◦Comparable outlet store sales decreased 19% versus the first quarter of 2020.
Please note, comparable sales calculations are not consistent across all retailers. Our comparable sales exclude sales from stores that were closed for at least one full day, including during the pandemic, consistent with our historical policy.
•Gross margin was 22.8% of net sales compared to (22.0)% in last year's first quarter. The increase was driven by the sales impact of COVID-19 and a $14.7 million non-cash impairment charge taken against certain long-lived store assets in 2020.
•Selling, general, and administrative (SG&A) expenses were $119.4 million, 34.5% of net sales, versus $99.2 million, 47.2% of net sales, in last year's first quarter. The improvement in SG&A rate is driven by leveraging the increased sales and cost reductions from the previously announced corporate restructuring.
•Operating loss was $40.6 million compared to a loss of $145.3 million in the first quarter of 2020.
•Income tax benefit was $0.1 million at an effective tax rate of 0.2%, compared to income tax expense of $6.0 million at an effective tax rate of (4.0)% in last year's first quarter. The Company's effective tax rate for the first quarter of 2021 was impacted primarily by the recording of a valuation allowance against the Company's deferred tax assets. Excluding this valuation allowance the effective tax rate would have been approximately 22%.
•Net loss was $45.7 million, or a loss of $0.70 per diluted share. On an adjusted basis, net loss was $35.7 million, or a loss of $0.55 per diluted share for the first quarter of 2021. The adjusted loss excludes the negative non-cash impact of the deferred tax asset valuation allowance of $10.0 million. This compares to a net loss of $154.1 million, or a loss of $2.41 per diluted share, in the first quarter of 2020. On an adjusted basis, net loss was $99.4 million, or a loss of $1.55 per diluted share, in the first quarter of 2020.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was a loss of $23.8 million compared to a loss of $128.7 million in the first quarter of 2020.

Balance Sheet And Cash Flow Highlights

•Cash and cash equivalents totaled $84.1 million versus $236.2 million at the end of the first quarter of 2020.
•Capital expenditures totaled $3.6 million for the thirteen weeks ended May 1, 2021, compared to $4.2 million for the thirteen weeks ended May 2, 2020.
•Inventory was $264.5 million at the end of the first quarter, down 2% compared to $268.8 million at the end of the prior year’s first quarter.
•Short-term debt was $37.8 million and long-term debt was $190.0 million at the end of the first quarter of 2021 compared to long-term debt of $165.0 million at the end of the prior year’s first quarter. Subsequent to the end of the first quarter of 2021 we repaid approximately $61 million of our debt; $31 million on our term loan and $30 million on our revolving credit facility.
•At the end of the first quarter of 2021, $70.8 million remained available for borrowing under the revolving credit facility and subsequent to quarter-end this amount has increased to approximately $100 million due to the repayment noted above.

Full Year 2021 Outlook

At this time, the Company will only provide a high level outlook for 2021. The Company expects the following:

•Sequential comparable sales improvement throughout the year
•Significant gross margin improvement for the year
•Buying & Occupancy expense dollars to decrease double digits as a percent to 2019
•SG&A expense dollars to decrease mid-single digits as a percent to 2019
•Net interest expense of $4 million in the second quarter and $16 million for the full year
•Effective tax rate of approximately 16% for the second quarter and approximately 20% for the third quarter, fourth quarter and for the year, excluding the impact of any valuation allowances recorded against deferred tax assets
•Positive EBITDA for the third quarter and the second half of the year
•Positive operating cash flow for the year beginning in Q2 2021
•Capital expenditures of approximately $35 million

Assumptions in the Company outlook are dependent upon the duration and intensity of the COVID-19 pandemic.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information

A conference call to discuss first quarter 2021 results is scheduled for June 3, 2021 at 9:00 a.m. ET. Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on June 3, 2021 until 11:59 p.m. ET on June 10, 2021 and can be accessed by dialing (800) 585-8367 and entering the replay pin number 3565025*. In addition, an investor presentation of first quarter 2021 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on June 3, 2021.

About Express, Inc.

Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (4) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (5) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (6) customer traffic at malls, shopping centers, and at our stores; (7) competition from other retailers; (8) our dependence on a strong brand image; (9) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (10) the failure or breach of information systems upon which we rely; (11) our ability to protect customer data from fraud and theft; (12) our dependence upon third parties to manufacture all of our merchandise; (13) changes in the cost of raw materials, labor, and freight; (14) supply chain or other business disruption, including as a result of the coronavirus; (15) our dependence upon key executive management; (16) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (17) our substantial lease obligations; (18) our reliance on third parties to provide us with certain key services for our business; (19) impairment charges on long-lived assets; (20) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (21) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (22) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (23) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (24) changes in tariff rates; and (25) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Dan Aldridge
VP, Investor Relations
daldridge@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 1, 2021	January 30, 2021	May 2, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$84,072	$55,874	$236,185
Receivables, net	11,213	14,556	12,897
Income tax receivable	98,554	111,342	13,228
Inventories	264,488	264,360	268,787
Prepaid rent	4,683	7,883	330
Other	19,340	20,495	22,653
Total current assets	482,350	474,510	554,080

Right of Use Asset, Net	754,324	797,785	963,142

Property and Equipment	965,854	969,402	985,091
Less: accumulated depreciation	(799,389)	(789,204)	(754,414)
Property and equipment, net	166,465	180,198	230,677

Other Assets	3,600	5,964	51,285
TOTAL ASSETS	$1,406,739	$1,458,457	$1,799,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$206,890	$203,441	$225,383
Accounts payable	159,013	150,230	123,429
Deferred revenue	29,861	32,430	31,331
Short-term debt	37,772	—	—
Accrued expenses	118,906	128,952	91,797
Total current liabilities	552,442	515,053	471,940

Long-Term Lease Liability	681,010	722,949	879,983
Long-Term Debt	190,025	192,032	165,000
Other Long-Term Liabilities	18,941	18,734	28,047
Total Liabilities	1,442,418	1,448,768	1,544,970

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(35,679)	9,689	254,214
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,406,739	$1,458,457	$1,799,184

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net Sales	$345,759	$210,275
Cost of Goods Sold, Buying and Occupancy Costs	266,955	256,482
GROSS PROFIT/(LOSS)	78,804	(46,207)
Operating Expenses:
Selling, general, and administrative expenses	119,393	99,165
Other operating income, net	(33)	(93)
TOTAL OPERATING EXPENSES	119,360	99,072

OPERATING LOSS	(40,556)	(145,279)
Interest Expense, Net	5,252	56
Other Expense, Net	—	2,733
LOSS BEFORE INCOME TAXES	(45,808)	(148,068)
Income Tax (Benefit)/Expense	(84)	5,982
NET LOSS	$(45,724)	$(154,050)

EARNINGS PER SHARE:
Basic	$(0.70)	$(2.41)
Diluted	$(0.70)	$(2.41)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	65,200	64,030
Diluted	65,200	64,030

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(45,724)	$(154,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18,497	19,332
Impairment of property, equipment and lease assets	—	14,678
Equity method investment impairment	—	2,733
Share-based compensation	2,523	2,502
Deferred taxes	—	64,424
Landlord allowance amortization	(77)	(104)
Changes in operating assets and liabilities:
Receivables, net	3,343	(2,073)
Income tax receivable	12,788	(10,228)
Inventories	(128)	(48,485)
Accounts payable, deferred revenue, and accrued expenses	(3,426)	2,117
Other assets and liabilities	10,624	(22,084)
NET CASH USED IN OPERATING ACTIVITIES	(1,580)	(131,238)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,562)	(4,176)
NET CASH USED IN INVESTING ACTIVITIES	(3,562)	(4,176)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	38,000	165,000
Repayment of borrowings under the revolving credit facility	(39,050)	—
Proceeds from borrowings under the term loan facility	50,000	—
Repayment of borrowings under the term loan facility	(12,404)	—
Repayments of financing arrangements	(576)	—
Costs incurred in connection with debt arrangements	(463)	—
Repurchase of common stock for tax withholding obligations	(2,167)	(540)
NET CASH PROVIDED BY FINANCING ACTIVITIES	33,340	164,460

NET INCREASE IN CASH AND CASH EQUIVALENTS	28,198	29,046
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	55,874	207,139
CASH AND CASH EQUIVALENTS, END OF PERIOD	$84,072	$236,185

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net loss, adjusted operating loss, adjusted diluted earnings per share, and EBITDA.
How These Measures Are Useful
The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net loss, adjusted operating loss, adjusted diluted earnings per share, and EBITDA are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and may provide a better baseline for analyzing trends in the business. In addition, adjusted diluted earnings per share and EBITDA are used as a performance measures in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and EBITDA is also a metric used in our short-term cash incentive compensation plan.

Limitations of the Usefulness of These Measures
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net loss, operating loss, or diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended May 1, 2021
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(40,556)		$(45,724)	$(0.70)	65,200
Valuation allowance on deferred taxes (a)	—	9,977	9,977	0.15
Adjusted Non-GAAP Measure	$(40,556)		$(35,747)	$(0.55)
a.Valuation allowance provided against 2021 losses.

	Thirteen Weeks Ended May 2, 2020
(in thousands, except per share amounts)	Operating Loss	Income Tax Impact		Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(145,279)			$(154,050)	$(2.41)	64,030
Impairment of property, equipment and lease assets	14,678	(3,856)	(a)	10,822	0.17
Equity method investment impairment (b)	—	(642)		2,091	0.03
Valuation allowance on deferred taxes (c)	—	61,075		61,075	0.95
Tax impact of the CARES Act (d)	—	(19,473)		(19,473)	(0.30)
Tax impact of executive departures (e)	—	111		111	—
Adjusted Non-GAAP Measure	$(130,601)			$(99,424)	$(1.55)
a.Items tax affected at the applicable deferred or statutory rate.
b.Impairment before tax was $2.7 million and was recorded in other expense, net.

c.Valuation allowance provided against previously recognized deferred tax assets and 2020 losses, less net operating losses utilized under the CARES Act.
d.Income tax benefit primarily due to a net operating loss carryback under the CARES Act to years with a higher federal statutory tax rate than is currently enacted.
e.Represents the tax impact related to the expiration of former executive non-qualified stock options.

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net loss	$(45,724)	$(154,050)
Interest expense, net	5,252	56
Income tax (benefit)/expense	(84)	5,982
Depreciation and amortization	16,754	19,272
EBITDA (Non-GAAP Measure)	$(23,802)	$(128,740)

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2021 - Actual			May 1, 2021 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(5)	354
Outlet Stores	—	(4)	206
Express Edit Concept Stores[1]	1	—	2
UpWest Stores	1	—	1
TOTAL	2	(9)	563	4.8 million

Second Quarter 2021 - Projected			July 31, 2021 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(2)	352
Outlet Stores	—	—	206
Express Edit Concept Stores[1]	4	(1)	5
UpWest Stores	4	—	5
TOTAL	8	(3)	568	4.8 million

Full Year 2021 - Projected			January 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(20)	339
Outlet Stores	1	(5)	206
Express Edit Concept Stores[1]	9	(1)	9
UpWest Stores	5	—	5
TOTAL	15	(26)	559	4.7 million
1.The initial lease terms for Express Edit Concept stores are typically less than 12 months.